Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121586

Prospectus Supplement No. 1
(To prospectus dated May 8, 2006)

3,253,013 Shares

COMTECH GROUP, INC.

Common Stock

This prospectus supplement, dated June 22, 2006, supplements the prospectus, dated May 8, 2006, of Comtech Group, Inc. relating to the resale by the selling shareholders of up to 3,253,013 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See "Risk Factors" beginning on page 3 of the prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

SECURITY HOLDERS

The information in the table appearing under the caption“Security Holders” beginning on page 15 of the prospectus is amended by this prospectus supplement. On June 1, 2006, Mr. Hauser transferred warrants to purchase 50,471 shares of Comtech Group’s common stock to CE Unterberg Towbin, which shares were registered for resale pursuant to the prospectus. On June 2, 2006, Mr. Hauser transferred warrants to purchase 41,091 shares of Comtech Group’s common stock to CE Unterberg Towbin and transferred warrants to purchase 35,000 shares of Comtech Group’s common stock to Warrant Strategies Fund, LLC, which shares were registered for resale pursuant to the prospectus. On June 6, 2006, Mr. Hauser transferred warrants to purchase 15,000 shares of Comtech Group’s common stock to Warrant Strategies Fund, LLC, which shares were registered for resale pursuant to the prospectus. Mr. Hauser continues to own warrants to purchase 92,605 shares of our common stock. Therefore, the security holder table is amended by deleting the row containing Mark Hauser’s information from such table and adding the information indicated below to the end of such table.
Name of Selling Stockholder	Number of Shares, Warrants and Options Beneficially Owned Prior to Offering	Maximum Number of Underlying Shares to be Sold	Number of Shares, Warrants and Options Beneficially Owned After Offering	Percentage Ownership After Offering
Mark Hauser	213,622	92,605	121,017	*
CE Unterberg Towbin	91,562	91,562	0	*
Warrant Strategies Fund, LLC	50,000	50,000	0	*

The date of this prospectus supplement is June 22, 2006.